FOR IMMEDIATE RELEASE

Contact:	Martha Fleming Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION NAMES
BROLLY CHIEF FINANCIAL OFFICER
     Atlanta, GA (December 18, 2008) — James B. Miller, Jr., Chairman of Fidelity Southern Corporation (NASDAQ: LION), announced today that the Board of Directors named Stephen H. Brolly Chief Financial Officer effective December 16, 2008. He also was elected CFO of Fidelity Bank. Mr. Brolly has served as Interim Chief Financial Officer since August 11, 2008.
     Prior to being named Interim CFO in August 2008, Mr. Brolly had been Treasurer for the Company since May 2006. He has almost ten years of financial institution management experience with a publicly traded (NASDAQ) financial institution. He is a certified public accountant, having worked approximately 13 years in the audit practice of Deloitte & Touche’s Philadelphia office. He received his Bachelor of Science degree in accounting from Drexel University in Philadelphia, PA.
     Mr. Brolly is married with three children and is active in church and community activities.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.